Exbibit 99.1

News Release
Contact:
Investor Relations
(281) 776-7575
ir@tailoredbrands.com

Julie MacMedan, VP, Investor Relations
Tailored Brands, Inc.

   For Immediate Release

TAILORED BRANDS, INC. PROVIDES BUSINESS UPDATE;  REPORTS SELECT PRELIMINARY FIRST QUARTER FISCAL 2020 FINANCIAL METRICS

•	Cash & cash equivalents as of June 5[t]h of $201.3 million, excluding $93.5 million of restricted cash
•	Company has taken decisive actions to manage liquidity
•	As of June 5th, 634 stores, or 44% of fleet, open across the U.S. and Canada
•	Q1 2020 net sales down 60.4% due to the COVID-19 pandemic, with February comparable sales up 2.4% before the pandemic unfavorably impacted the business

FREMONT, CA — June 10, 2020 — Tailored Brands, Inc. (NYSE: TLRD) today provided a business update and announced select preliminary financial metrics for the first quarter ended May 2, 2020.    These preliminary financial metrics  are subject to the completion of the Company’s standard disclosure processes and internal control procedures in connection with its preparation of the quarterly financial statements.  Due to the significant business disruption caused by the COVID-19 pandemic, and the subsequent impact on the financial statement preparation and reporting process, the Company has requested a 45-day extension to file its Form 10-Q for the first quarter of fiscal 2020.

The Company reported total retail comparable sales up 2.4% and all brands positive in February.  However, in response to the COVID-19 pandemic and in order to ensure the safety and well-being of employees and customers, on March 17th, Tailored Brands closed all stores and on March 20th it closed all e-commerce fulfillment centers in the U.S. and Canada.  The Company’s e-commerce fulfillment centers reopened March 31st and total first quarter e-commerce sales, including rental services, were down 31.9% versus the first quarter of last year.  From March 17th through the end of the first quarter, all stores remained closed.  Given that store sales represent the vast majority of total net sales, this represented a significant drag on total first quarter net sales, which were down 60.4% versus the first quarter of last year.

The Company took decisive actions to manage its cash position and reduce cash outflows in the face of store closures and the deteriorating economic environment caused by the COVID-19 pandemic as follows:

•	Accessed $310 million of additional borrowings from its credit facility
•	Took aggressive actions to reduce and defer operating expenses, capital expenditures and inventory purchases
•	Extended payment terms with suppliers, vendors, and landlords
•	Implemented temporary base salary reductions for officers and employees with a salary of $100,000 or more ranging from 10% to 50%, and reduced the Board of Directors cash retainer fees by 50%
•

Furloughed or temporarily laid off all of our store employees, most of our distribution network employees and the majority of our corporate staff (while paying both the Company and employee portions of health premiums for medical, dental and vision for affected employees).

In addition, the Company expects to benefit from the Coronavirus Aid Relief and Economic Security (CARES) Act through net operating loss carrybacks, increased deductions associated with interest expense and enhanced fixed asset deductibility, payroll tax credits, and other beneficial provisions.

Tailored Brands President and CEO Dinesh Lathi said, “The impact of the COVID-19 pandemic is truly unprecedented.  I am extremely proud of our leadership and teams for rising to the occasion by quickly and decisively taking measures to protect the health, safety and welfare of our employees, customers and the communities we serve, as well as managing our liquidity.  While many of these actions were difficult, such as furloughing/temporarily laying off more than 95% of our employees and implementing salary reductions, they were necessary given the impact of the disruptions from the COVID-19 pandemic on our business.  I want to thank all of our partners – suppliers, vendors, landlords, and ABL lenders – for their support and collaboration through this challenging period.”

Business Update

•	On May 7th the Company began to open stores in the U.S. and Canada with enhanced safety protocols, and had 634 stores open as of June 5th.
•

The Company noted that it is too early to determine steady-state comparable store sales for the second quarter but wanted to provide an update on recent performance.  For the week ended June 5th,  for stores open at least one week, the average comparable sales performance was:

o	Men’s Wearhouse down about 65%,
o	Jos. A. Bank down about 78%, and
o	K&G down about 40%.
•	For the second quarter-to-date through June 5th, total e-commerce sales, including rental services, are down about 32%.
•	In the second quarter of fiscal 2020, the Company sold one distribution center and one owned store for total net proceeds of $13.4 million.
•

The Company will continue its efforts to manage its liquidity during this phased reopening process.    As of June 5,  2020, cash and cash equivalents were $201.3 million, excluding $93.5 million of restricted cash.

Lathi added, “The casualization, e-commerce and digital marketing trends we identified in our business have accelerated due to the COVID-19 pandemic and we are pleased to have already made progress transforming our business to address these trends.  While it’s still early and the operating environment remains highly uncertain, we anticipate sales will rebuild gradually during the remainder of the year.  We are planning the business conservatively and will continue to operate with discipline to preserve our liquidity as we navigate this uncertain environment.”

Select Preliminary First Quarter Fiscal 2020 Financial Metrics

The following commentary reflects results from the Company’s continuing operations.  As a reminder, the results of the corporate apparel business that was sold in 2019 are treated as discontinued operations.

Net Sales

The Company reported net sales down 60.4% to $286.7 million, reflecting the impact of the COVID-19 pandemic.

Gross Margin

On both a GAAP and adjusted basis, gross margin was $29.7 million.  As a percent of sales, gross margin was 10.4%. Excluding occupancy costs, gross margin was $130.8 million, or 45.6% of sales, down from 56.4% last year on an adjusted basis, primarily reflecting a lower mix of rental product versus clothing sales, procurement and distribution cost deleverage, lower alterations margin and lower clothing selling margin.

Advertising Expense

Advertising expense decreased $21.9 million to $22.7 million, primarily reflecting the Company’s actions to reduce expenses in response to the COVID-19 pandemic.

Selling, General and Administrative Expenses (“SG&A”)

On a GAAP basis, SG&A was $157.7 million.  On an adjusted basis, SG&A was $151.7 million, down $75.3 million, primarily reflecting employee furloughs/temporary layoffs, and temporary store and office closures.    As a percent of sales, adjusted SG&A was 52.9% compared to 31.3% last year due to deleverage on lower net sales.

Goodwill,  Intangible Asset and Long-Lived Asset Impairment Charges

The Company has not completed its procedures related to the impairment analysis for goodwill, intangible assets and certain other long-lived assets.  However, based on its preliminary assessment, the Company currently expects to record a non-cash charge related to its goodwill, intangible and long-lived assets in the range of $165 million to $200 million, subject to the completion of the Company’s standard disclosure processes and internal control procedures in connection with its preparation of the quarterly financial statements.

Balance Sheet Highlights

Cash and cash equivalents at the end of the first quarter of 2020 were $244.2 million, an increase of $231.2 million compared to the first quarter of 2019, primarily due to our decision to draw down $310.0 million on our ABL.

Per the provisions of our term loan, we elected to reinvest the proceeds from the sale of the Joseph Abboud trademarks in our business over a 365-day period commencing on March 4, 2020.  As a result, the net proceeds of the sale were deposited in a separate account administered by the term loan agent and are considered restricted cash, primarily available for reimbursement of capital expenditures and rental product purchases.  As of May 2, 2020, the restricted cash balance totaled $94.5 million.

Total liquidity at the end of the first quarter of 2020 was $333.0 million, comprised of $244.2 million of cash and cash equivalents, and $88.8 million of availability on our ABL Facility, which provided a cushion of approximately $26.7 million and $39.1 million above cash dominion and fixed charge coverage ratio thresholds, respectively.  Our ABL Facility contains certain provisions that permit the lenders to assume control of our cash (commonly referred to as cash dominion) and that trigger a financial maintenance covenant, in each case if availability falls below various thresholds.  As of May 2, 2020, the cash dominion and fixed charge coverage ratio thresholds were $62.1 million and $49.7 million, respectively. Availability under the ABL Facility may decrease in the event the agent under our ABL Facility imposes reserves against our borrowing base.  The imposition of reserves and reduction in our borrowing base may further limit the Company’s liquidity, potentially materially.  The Company will continue to actively manage its liquidity and to engage with its lenders and other stakeholders with respect to the same.

Total debt at the end of the first quarter of 2020 was approximately $1.4 billion, up $273.9 million compared to the end of the first quarter of 2019.  We ended the first quarter of 2020 with $385.0 million of borrowings outstanding on our ABL.

Inventories decreased $33.3 million, or 4.3%, to $734.4 million at the end of the first quarter of 2020 compared to the end of the first quarter of 2019.

STORE INFORMATION

	May 2, 2020		May 4, 2019		February 1, 2020
	Number	Sq. Ft.	Number	Sq. Ft.	Number	Sq. Ft.
	of Stores	(000's)	of Stores	(000's)	of Stores	(000's)
Men's Wearhouse(a)	714	4,007.9	720	4,037.1	717	4,022.0
Men's Wearhouse and Tux	44	65.5	46	68.8	44	65.5
Jos. A. Bank(b)	472	2,226.8	482	2,271.2	474	2,235.3
K&G(c)	89	2,021.5	88	2,028.4	89	2,033.2
Moores	126	779.4	126	787.4	126	779.4
Total	1,445	9,101.1	1,462	9,192.9	1,450	9,135.4

(a)	Previously included one Joseph Abboud store, which closed in February 2020.
(b)	Excludes 14 franchise stores.
(c)	85, 84 and 85 stores offering women’s apparel at the end of each period, respectively.

Form 10-Q Filing Extension

The Company will file its Quarterly Report on Form 10-Q for the quarter ended May 2, 2020 no later than July 27, 2020, which is the first business day following the 45-day extension period permitted by the Securities and Exchange Commission’s Order under Section 36 of the Securities Exchange Act of 1934 Modifying Exemptions From the Reporting and Proxy Delivery Requirements for Public Companies dated March 25, 2020.

About Tailored Brands, Inc.

Tailored Brands is a leading omni-channel specialty retailer of menswear, including suits, formalwear and a broad selection of business casual offerings.  We help our customers look and feel their best by delivering personalized products and services through our convenient network of stores and e-commerce sites. Our brands include Men's Wearhouse, Jos. A. Bank, Moores Clothing for Men and K&G.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com,  www.menswearhouse.com,  www.josbank.com,  www.mooresclothing.com, and www.kgstores.com.

This press release contains forward-looking information, including the Company’s statements regarding the gradual rebuild of sales and its ability to preserve liquidity as it navigates this uncertain environment.  In addition, words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “guidance,” “may,” “projections,” and “business outlook,” variations of such words and similar expressions are intended to identify such forward-looking statements.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements that we make herein are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors.  Factors that might cause or contribute to such differences include, but are not limited to:  the effects of the COVID-19 pandemic and uncertainties about its depth and duration, including the health and well-being of our employees and customers, temporary store closures, increases in the unemployment rate, furlough or temporary layoffs of our employees, our ability to increase our liquidity and preserve financial flexibility, and social distancing measures or changes in consumer spending behaviors; actions or inactions by governmental entities; domestic and international macro-economic conditions; inflation or deflation; the loss of, or changes in, key employees; success, or lack thereof, in formulating or executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives and revenue enhancement strategies; changes to our capital allocation policy; changes in demand for our retail clothing or rental products, including changes in apparel trends and changing consumer preferences; market trends in the retail or rental business; customer confidence and spending patterns; changes in traffic trends in our stores; customer acceptance of our merchandise strategies, including custom clothing; performance issues with key suppliers; disruptions in our supply chain; severe weather; regional or national civil unrest or acts of civil disobedience; public health crises, including the recent coronavirus outbreak; foreign currency fluctuations; government export and import policies, including the enactment of duties or tariffs; advertising or marketing activities of competitors; the impact of cybersecurity threats or data breaches; legal proceedings and the impact of climate change.

Forward-looking statements are intended to convey the Company’s expectations about the future, and speak only as of the date they are made.  We undertake no obligation to publicly update or revise any forward-looking statements that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable law.  However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all written or oral forward-looking statements that are made by or attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

TAILORED BRANDS, INC.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands)

Use of Non-GAAP Financial Measures

The release includes preliminary non-GAAP financial information, which is provided to enhance the user’s overall understanding of the Company’s financial performance by removing the impacts of large, unusual or unique transactions that we believe are not indicative of our core business results. In addition, we have recast our non-GAAP presentation for prior periods to remove the results of the corporate apparel business and provide results from continuing operations.  The Company believes that disclosure of non-GAAP results for its continuing operations is meaningful to the user’s overall understanding of the Company’s financial performance.

For the first quarter of 2020, the adjusted items reflected in the following tables consist of costs related to our multi-year cost savings and operational excellence programs, preliminary impairment charges related to long-lived assets at our stores, and consulting and other business advisory costs.  For the first quarter of 2019, adjusted items consisted of costs related to our multi-year cost savings and operational excellence programs.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, financial information prepared in accordance with GAAP.  Management strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of non-GAAP information to our actual results follow and amounts may not sum due to rounded numbers.  In addition, only the line items affected by adjustments are shown in the tables.

Preliminary GAAP to Non-GAAP Adjusted –Three Months Ended May 2, 2020

Multi-Year Cost
		Savings and	Preliminary			Preliminary
	Preliminary	Operational	Long-Lived Asset		Total	Non-GAAP
	GAAP	Excellence	Impairment		Preliminary	Adjusted
Preliminary Consolidated Results	Results	Program(1)	Charges(2)	Other Items(3)	Adjustments	Results
Selling, general and administrative expenses	$157,729	$(2,072)	$(1,687)	$(2,225)	$(5,984)	$151,745

(1)	Consists of $2.2 million in severance costs and $0.1 million in other costs, partially offset by a $0.2 million gain on the sale of a distribution center.
(2)	Consists of $1.7 million in preliminary impairment charges related to long-lived assets at our stores.
(3)	Consists of $2.2 million in consulting and other business advisory costs.

GAAP to Non-GAAP Adjusted - Three Months Ended May 4, 2019 (Restated)

		Multi-Year Cost
	GAAP	Savings and Operational	Total	Non-GAAP
Consolidated Results	Results	Excellence Program(1)	Adjustments	Adjusted Results
Gross margin	$304,875	$213	$213	$305,088
Selling, general and administrative expenses	$231,202	$(4,171)	$(4,171)	$227,031

(1)	Consists of $3.1 million in consulting costs, $1.1 million in severance costs and $0.2 million in lease termination costs.